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                                                                    EXHIBIT 99.1

JOINT NEWS RELEASE BY GETCHELL GOLD CORPORATION AND SUBSIDIARY
AND PLACER DOME INC.

FOR IMMEDIATE RELEASE
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MERGER AGREEMENT REACHED BETWEEN GETCHELL GOLD AND PLACER DOME

        ENGLEWOOD, COLORADO (DECEMBER 13, 1998)     Placer Dome Inc. and
Getchell Gold Corporation of Denver are pleased to announce an agreement and plan of merger that will result in Placer Dome owning a 100% interest in Getchell Gold Corporation which operates the adjoining Getchell and Turquoise Ridge gold mines in Nevada.

        Getchell shareholders will be offered 2.45 Placer Dome shares for each Getchell share in a reorganization that is tax-free to United States shareholders and is planned to be treated as a pooling of interests under U.S. GAAP (Generally Accepted Accounting Principles). Based on the closing price of Placer Dome's shares on the New York Stock Exchange on December 11, 1998, the transaction values Getchell at about US$1.085 billion or US$34.45 per share.

        Getchell's Board of Directors has unanimously approved the merger and will recommend to Getchell shareholders acceptance of Placer Dome's offer. Getchell's Chairman J. Kelley Williams and Chief Executive Officer G. W. (Bill) Thompson will be invited to join Placer Dome's Board of Directors following the merger.

        Based on the findings of its due diligence study, Placer Dome intends to implement an aggressive exploration and development program to increase reserves and resources at Getchell's property to 20 million ozs. of gold by the end of 1999. By completing development of the new Turquoise Ridge Mine and expanding the mill to 6,000 tons per day at an incremental capital cost of about $230 million, Placer Dome expects Getchell to produce more than 800,000 ozs. of gold per year at a cash production cost below $200/oz. starting in 2003. Placer Dome also sees significant potential for more than 20 million ounces through exploration of Getchell's 50 square mile property that has all the geological parameters for major discoveries. The observations contained in this paragraph are those of Placer Dome Inc. based on the findings of its due diligence and do not constitute any representations, estimates or projections by Getchell Gold Corporation.

        The Getchell property contains two operating underground mines and a mill facility that includes a pressure oxidation plant. In its second quarter 1998 results, Getchell estimated its total mineral inventory to be 14.8 million ozs. of gold contained in 37 million tons of material grading 12 grams of gold per ton. The mines are expected to produce more than 400,000 ozs. per year from 1999 to 2002 at a cash production cost below $230/oz.



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        Placer Dome now estimates it will produce 3.2 million ozs. of gold in
1999 at an average cash production cost of about $170/oz., with a rising production profile thereafter to above 3.5 million ozs. by 2003 at an average cash production cost of about $190/oz., with 60% of this production from North America.

        John Willson, President and CEO of Placer Dome, said:   "The Getchell
property provides Placer Dome with an opportunity to use our financial strength and exploration and project development skills to optimize the potential of an extraordinary property whose development has been constrained by recent market conditions. The transaction strengthens our North American base with the addition of quality ounces, making Placer Dome, with its Cortez operations nearby, a major Nevada producer. And with our recent joint venture in South Africa, this puts Placer Dome on track to become a long-term, 3.5 million-ozs.-per-year producer with reserves of 80 million ozs. of gold."

        Bill Thompson commented:   "I am delighted with this transaction.
Placer Dome has an excellent reputation for mine development, and is well-positioned from a financial and management perspective to develop this property into a world-class mining district."

        With approximately 31.5 million Getchell shares outstanding on a fully-diluted basis, Placer Dome will issue about 77 million additional common shares, which considerably broadens Placer Dome's United States shareholder base. Upon completion of the merger, Placer Dome will adopt U.S. GAAP as its primary basis of communicating financial results. This will provide a more appropriate accounting emphasis for an international gold mining company reporting in U.S. dollars, and provides better comparison with its peer group.

        The transaction is subject to majority approval by Getchell shareholders and customary regulatory approvals. No approval by Placer Dome shareholders is required. Placer Dome and Getchell plan to mail their joint registration statement and proxy statement prospectus to Getchell shareholders upon receipt of regulatory approvals. The transaction is expected to close by the end of March 1999.


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For further information:
In North America:           Investor Relations - Earl Dunlop (604) 661-3779
                            Media Relations - Hugh Leggatt (604) 661-1554
In South America:           Investor and Media Relations - Felipe Ruiz (56-2) 206-6252
In Australia:               Investor and Media Relations - Ian Williams (02) 9256-3800
On the Internet:            www.placerdome.com
Getchell Gold Corporation:  VP & Chief Financial Officer - Donald Robson  (303) 771-9000
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                       PLACER DOME INC. CAUTIONARY NOTE

Some of the statements contained in this news release are forward-looking statements, such as estimates and statements that describe the Corporation's future plans, objectives or goals, including words to the effect that the Corporation or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results relating to among other things, reserves, resources, results of exploration, capital costs and mine production costs could differ materially from those currently anticipated in such statements by reason of factors such as the productivity of the Corporation's mining properties, changes in general economic conditions and conditions in the financial markets, changes in demand and prices for the minerals the Corporation produces, litigation, legislative, environmental and other judicial, regulatory, political and competitive developments in areas in which the Corporation operates, technological and operational difficulties encountered in connection with the Corporation's mining activities, and labor relations matters and costs.

                  GETCHELL GOLD CORPORATION CAUTIONARY NOTE

        The information set forth is this document includes "forward looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements include those set forth in "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 as filed with the Securities and Exchange Commission.

        Getchell Gold is a gold mining and exploration company with operations in north central Nevada and a corporate office in Englewood, Colorado.


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